NeoMedia Technologies, Inc.

                                  Exhibit 99.1

                 Newsrelease dated January 20, 1999 and entitled
                     "First NeoMedia Technologies Patent and
                                 Acquisition of
                        Solar Communications' Portfolio."



[GRAPHIC OMITTED]

CONTACTS: Neomedia Technologies                      Solar Communications
          Chuck Jensen, Investor Relations           Kelly Gilroy
          Rob Durst, Chief Technology Officer        (630) 983-1400
          (941) 337-3434                             E-mail:  kellyg@solarcc.com
          E-mail: cjensen@neom.com


                                                        FOR IMMEDIATE RELEASE

              FIRST NEOMEDIA TECHNOLOGIES PATENT and ACQUISITION of
                         SOLAR COMMUNICATIONS' PORTFOLIO
                        _________________________________

             Builds Standard for Linking Print Media to the Internet

         FORT MYERS, Fla., January 20, 1999 - Neomedia Technologies, Inc. (NASDAQ: NEOM) announces the first patent for the company's Intelligent Documents(TM) (IDOCs(TM)) technology which includes products such as NeoLink(TM). NeoMedia also announces the acquisition of a body of domestic and international patent filings from Solar Communications of Naperville, Illinois.

         These actions have greatly strengthened its position and ability to set the technology standard for linking print media to the Internet. According to Rob Durst, NeoMedia's Executive Vice President and Chief Technology Officer, the Solar filings include broad inventions and have very early priority dates. The filings are expected to provide NeoMedia with fundamental patent coverage to support its mission of linking conventional print media with a variety of electronic media including the World Wide Web. Durst added that, with its proprietary NeoLink technology, NeoMedia can "hyperlink" conventional print media directly to web content without the need to master arcane web-browsers and search engines.

         The filings also have particular relevance to web-based electronic commerce. In addition to addressing advertising, editorial and catalog applications, they also cover the linking of UPC, EAN, ISBN and other common product bar-codes to e-commerce content which can be adaptively targeted to individual customers using NeoMedia's proprietary technology.


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NeoMedia Technologies/Solar                                         Page 2

         "Together with NeoMedia's substantial existing portfolio, the Solar portfolio provides us with additional breadth, depth and priority in the new emerging wave of the internet--the widespread adoption of web-commerce by traditional consumers," Durst said. "Our IDOCs technology allows familiar print media such as magazines, catalogs, advertisements, even product labels themselves, to become the user interface to the web, opening up web-commerce to everyone, regardless of training or experience. Our goal is to develop our IDOCs products such as NeoLink, along with our market presence, while protecting our franchise with a comprehensive intellectual property portfolio which has been significantly enhanced by the Solar components."

         Currently, NeoMedia is implementing IDOCs technology in magazines, sales order automation and customer statement-of-accounts applications. The company expects to expand this to include newspapers, consumer products and many other types of print, all using IDOCs capabilities.

         Frank Hudetz, Chairman and CEO of Solar Communications added, "This truly is a win-win for both companies. Solar will work with NeoMedia to introduce IDOCs into the direct marketing industry, while supporting NeoMedia in the establishment of IDOCs as the defacto standard worldwide." Today consumers can download NeoMedia's NeoLink PC client software and scan or type in many common product UPC codes, which will hyperlink to the related web page.

         Solar Communications is a leader in direct marketing production solutions, founded in 1961. Solar is headquartered in Naperville, Illinois, with offices throughout the country and Europe. Solar serves as a single source provider for large publishers of books, magazines and catalogs, consumer and business-to-business direct marketing agencies and packaged goods companies. Core capabilities include direct marketing production solutions in print media, Internet/electronic media, packaging, mailing, fulfillment and sample promotion services.


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NeoMedia Technologies/Solar                                         Page 3

Additional information is available on the Internet at www.LeaderOfThePack.com

         NeoMedia was founded in 1989. Its common stock trades on the NASDAQ Small Cap Market under the symbol NEOM. NeoMedia provides proprietary software for document management and production systems, the migration of programs and databases from closed system to open system platforms including Year 2000 conversions and solutions, and unique Internet software that links physical objects, such as paper, to corresponding electronic information: Linking the Worlds of Print and Electronic MediaSM. Additional information is available on the Internet at www.neom.com.

























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This  press  release  contains  certain  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

(C) Copyright 1999, NeoMedia Technologies, Inc. All rights reserved. Linking the Worlds of Print and Electronic MediaSM is a service mark of NeoMedia Technologies, Inc. Intelligent Documents(TM), IDOCSTM and NeoLink(TM) are trademarks of Neomedia Technologies, Inc. All other marks are the property of their respective owners.